Exhibit 99.2

Silver Stream Eliminates Substantially All Debt and
Reports on Recent Activities

Silver Stream Mining Corporation ("Silver Stream") is pleased to report that during the past seven months the Company has eliminated $7.5 million of debt and future liabilities from its accounts, substantially eliminating all debt and major liabilities. On August 27th, 2014 the Company terminated its option agreement on the Metates Property in Mexico, effectively eliminating $1,050,000 of payment liabilities and $3,400,000 of future option payments. The Definitive Agreement with Redstone Resources was terminated after completing the required $500,000 of payments to complete the first tranche of investment in the Zonia property, giving Silver Stream a 5.8% interest in Redstone and eliminating future obligations. Recently, Silver Stream finalized the exchange of $3,067,227.39 in debt for an agreed to 20% (or less) payment in shares at $0.01. A total of 59,848,981 shares were issued in exchange for the debt. As of today, Silver Stream has effectively less than $50,000 owing in payables, 109,705,611 shares outstanding and no long or short term liabilities.

Near Term Plan

The Company is in the process of completing a Private Placement to raise at least $200,000 for legal, auditing, transfer agent fees, and working capital. The Officers and Board continue to defer all compensation while we continue our search for the right project where the experienced management team can add value. On the corporate side we are examining the benefits of a listing on a Canadian based exchange, and to provide the necessary disclosure on our Solomon Pillars gold project we have recently completed a NI 43-101 Report on the project. The Solomon Pillars NI 43-101 Report can be accessed on SEDAR at www.sedar.com. All required permits have been approved by the Ministry and First Nations for a work plan presently slated to commence this summer.

Mr. Byberg commented, "As a result of getting advice from our consultants Kent and Meschke it became very evident that in the current market no junior mining company is going to be able to attract new investment when millions of dollars of unserviceable debt would stand in front of the new equity. The restructuring was necessary to move the company forward for the benefit of all shareholders. We have assembled a great group of technical talent which, in combination with a debt-free balance sheet, will set Silver Stream apart from others in our efforts to raise capital and look at new deals."

About Silver Stream: Silver Stream is a natural resource company engaged in the acquisition of, exploration for, and development of, metallic mineral resources in the Americas. The Company's Technical Advisory Team and Officers, with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout the Americas.

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

FORWARD LOOKING STATEMENTS:

Information contained herein regarding optimism related to the Company's business, expanding exploration, development activities and other such statements are "forward-looking statements". While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including market prices for the Company's mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by applicable law.

Contact:
Silver Stream Mining Corp.
Terrence H. Byberg, President and C.E.O. Tel: (702) 818-1775
info@silverstreammining.com

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776